UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZION OIL & GAS, INC.

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(Name of Registrant as Specified in its Charter)

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ZION OIL & GAS, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

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The annual meeting of stockholders of ZION OIL & GAS, INC., a Delaware corporation (the "Company"), will be held at The Hotel Palomar Dallas, 5300 East Mockingbird Lane, Dallas, Texas 75206 on Tuesday, June 19, 2007, at 2:00 P.M. (local time), for the following purposes:

(1) To elect four directors of the Company as Class II directors of the Company to serve for a term of three years;

(2) To ratify the appointment of Somekh Chaikin, Certified Public Accountants (Isr.), a member of KPMG International as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007; and

(3) To consider and act upon such other matters as may properly come before the meeting.

A complete list of stockholders entitled to vote at the meeting will be available for examination at the offices of the Company at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, for ten (10) days prior to the meeting. Only stockholders of record at the close of business on April 27, 2007 are entitled to vote at the meeting.

You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

By order of the Board of Directors,

/s/ Philip Mandelker

PHILIP MANDELKER
Secretary

Dallas, Texas
April 30, 2007

ZION OIL & GAS, INC.

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PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 19, 2007

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This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of ZION OIL & GAS, INC. (the "Company") to be used at the annual meeting of stockholders of the Company which will be held at The Hotel Palomar Dallas, 5300 East Mockingbird Lane, Dallas, Texas 75206 on Tuesday, June 19, 2007, at 2:00 P.M. (local time), and at any adjournments thereof. All references in this Proxy Statement to the "Company," "we," "us," and "our" refer to Zion Oil & Gas, Inc.

Only stockholders of record at the close of business on April 27, 2007, are entitled to notice and vote at the meeting. On April 27, 2007, there were outstanding on 9,898,780 shares of common stock, $.01 par value (the "Common Stock"). Holders of Common Stock of record at the close of business on April 27, 2007, will be entitled to one vote for each share of Common Stock then held.

To have a valid meeting of the stockholders, a quorum of the Company's stockholders is necessary. A quorum shall consist of a majority of the shares of the Common Stock issued and outstanding and entitled to vote on the record date present in person or by proxy at the annual meeting. Except for certain irrevocable proxies granted pursuant to certain Voting Agreements described below, stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted FOR the election of the named director nominees and FOR the appointment of Somekh Chaikin, Certified Public Accountants (Isr.), a member of KPMG International ("KPMG Somekh Chaikin"). Stockholders vote at the meeting by casting ballots (in person or by proxy) that are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of KPMG Somekh Chaikin as the Company's independent registered public accounting firm and approve any other business which may properly come before the meeting. Abstentions will count as a vote against the proposals, other than the election of directors. Broker "non-votes" are not counted in the tabulations of the votes cast on any of the proposals. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals at this meeting which involve a broker "non-vote."

Adjournment of the annual meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the meeting whether or not a quorum exists, without further notice other than by announcement made at the meeting.

The principal corporate offices of the Company are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231. The approximate date on which this Proxy Statement and the enclosed form of proxy will be first sent or given to stockholders will be May 7, 2007.

ELECTION OF DIRECTORS

Four directors will be elected at the meeting as Class II directors of the Company for a term of three years and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

The Company's Nominating Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Nominating Committee abstaining as to himself, has recommended each of the other nominees for election to the Board of Directors.

Name of Nominee	Principal Occupation	Age	Year Became a Director
Richard J.Rinberg	Chief Executive Officer and Director of the Company	54	2004
Glen H. Perry	President, Chief Operating Officer and Director of the Company	64	2000
Philip Mandelker	General Counsel, Secretary and Director of the Company	60	2001
Kent S. Siegel	Director of the Company	51	2003

No family relationship exists between any director and executive officer of the Company. Except as noted, all of the officers currently work for the Company full time. Mr. Rinberg is available to the Company and provides as much of his time as is required to fulfill his duties as Chief Executive Officer. It is intended that Mr. Mandelker will be joining the Company as a full time employee in the course of 2007; he currently devotes substantially all his time to Company business.

Richard J. Rinberg, age 54, was appointed a Director in November 2004 and appointed Chief Executive Officer of the Company in March 2007. He served as President of the Company from October 2005 to March 2007. Since 1996 Mr. Rinberg has been a private investor and manager of his own and his family funds. From 1979 through 1996, he served as Managing Director of the Rinberg Group, a corporate group based in England active in the precious metals and jewelry industry, property development and securities trading. In the early 1980s Mr. Rinberg was elected a Member of the London Diamond Bourse and in 1987 he was elected an Underwriting Member at Lloyd's of London Insurance Market. Between 1975 and 1978, Mr. Rinberg was on the staff of Spicer & Pegler (Chartered Accountants) and, in 1978, was admitted as a Member of The Institute of Chartered Accountants in England and Wales. Mr. Rinberg holds a Bachelor of Science Honors Degree in Mathematics from University College, the University of London.

Glen H. Perry, age 64, has been President and Chief Operating Officer of the Company since March 2007. He served as Executive Vice President of the Company from April 2000 to March 2007 and was elected a Director in November 2000. He first started working with Mr. John Brown, Founder and Chairman of the Board of Directors of the Company, and the Joseph Project in September 1999. During 1998 and 1999 Mr. Perry was a consultant to Delek Drilling Ltd., with respect to its participation in the major gas discoveries offshore of Israel. From 1993-98 he worked for National Petroleum Limited, an international oil and gas company with representative offices in Geneva, Switzerland, where Mr. Perry served as manager of project development in the C.I.S. Republics and general director of an oil and gas project in the Republic of Georgia. Previously, he was an officer and director of Prairie Producing Company ("Prairie"), an independent oil company operating mainly in Louisiana and Texas, from 1985 until Prairie was sold in 1990 to UNOCAL. While with Prairie, Mr. Perry had responsibility for design, construction and operation of all operational projects, including production facilities, pipelines, and plants, and also for marketing. Mr. Perry joined Prairie in December 1976 as a production engineer, was appointed chief engineer in October 1979, and served as vice-president, production and operations from 1985-89, and senior vice president from 1989-90. Prior to joining Prairie, Mr. Perry's experience was in drilling and production for Exxon Company, USA (now ExxonMobil Corporation) and Energy Reserves Group (now BHP). Mr. Perry holds a Masters in Petroleum Engineering from the University of Texas and a Bachelor of Science from the University of Tennessee.

Philip Mandelker, age 60, has been General Counsel of the Company since April 2000 and was elected as Director in June 2001. He was elected Secretary of the Company in February 2002. Mr. Mandelker has been associated with Mr. Brown and the Joseph Project since February 2000. He is currently of counsel to ADAM Law Offices in Tel-Aviv, Israel, a position held since May 2003. Between May 2000 and April 2003, Mr. Mandelker was of counsel to I. Amihud Ben-Porath, Hamou and Company, a law firm in Tel-Aviv, Israel, a position he also held in 1994-96. Mr. Mandelker, who holds a Doctor of Jurisprudence degree (1971, cum laude) from Columbia University School of Law, is admitted to practice in both the United States and Israel. He has practiced in New York, Jerusalem and Tel-Aviv and has extensive experience with the oil and gas exploration industry in both the United States and Israel. While at the Israeli Ministry of Finance (1974-76), Mr. Mandelker acted inter alia as Legal Advisor to the Israeli Petroleum Commissioner and represented the Israeli Government in negotiating the Petroleum Concessions and Production Sharing Agreements in the Sinai Peninsula and Gulf of Suez. In New York between 1981 and 1993, as counsel to the firm of Rosenman and Colin (now Katten Muchin Rosenman LLP), Mr. Mandelker advised oil and gas exploration companies and sponsors of oil and gas drilling programs in structuring public and private investment vehicles; he has also advised investors in such programs. He has published and lectured on subjects related to investment in oil and gas exploration activities in Israel and in the United States. From 1997-99, Mr. Mandelker was Chief Legal Advisor of United Mizrahi Bank, Ltd. (now Mizrahi-Tefahot Bank, Ltd), a major Israeli banking group headquartered in Tel-Aviv.

Kent S. Siegel, age 51, was appointed a Director in November 2003. Mr. Siegel has served as president and chief operating officer of Siegel and Siegel, P.C. since 1984. Siegel and Siegel is a firm of certified public accountants and attorneys at law based in Farmington Hills, Michigan, at which Mr. Siegel practices as a tax and bankruptcy attorney and CPA. Mr. Siegel holds a Bachelor of Business Administration from Michigan State University School of Business, a Juris Doctor from Wayne State University School of Law and a Bachelor of Science in Electrical Engineering from Lawrence Technological University School of Engineering. He currently serves as chairman at the Temple Israel School Board Fund Raising Committee.

Information Regarding Other Members of the Board of Directors and Key Employees

John M. Brown, age 67, is the founder of the Company and has been a Director and Chairman of the Board of Directors of the Company since its organization in April 2000. He also served as Chief Executive Officer of the Company until September 2004 and as President until October 2001. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valenite, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86 and served as the corporate director of purchasing, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was corporate director of procurement during 1988-89. Mr. Brown was a director and principal stockholder in M&B Concrete Construction, Inc. from 1996 to 2003 and is an officer and principal owner of M&B Holding Inc. (a Nevada corporation) based in Dallas, Texas, the sole shareholder of M&B General Contracting Inc. (a Delaware corporation). These companies primarily provide cement walls and floors for industrial buildings, office buildings and home developers. Prior to founding the Company, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. He led the efforts leading to the Company obtaining, in May 2000, the Ma'anit License in the Joseph Project. Mr. Brown holds a BBA degree from Fullerton College.

Paul Oroian, age 57, was appointed a Director in November 2003. Since its founding in 1983, he has served as president and managing partner of Oroian, Guest & Little, P.C., a certified public accounting and consulting firm based in San Antonio, Texas. From 1980-1983, Mr. Oroian was a tax senior in the San Antonio offices of Arthur Young and Company. Mr. Oroian holds a Bachelors of Science - Business Administration from Bryant College. He has served as a board member of Technology Oversight Committee and the IRS Regional Liaison Committee of the Texas Society of Certified Public Accountants and was vice president and a director of the San Antonio CPA Society between 1992-1998. He currently serves as treasurer of the Good Samaritan Center in San Antonio.

Robert Render, age 77, was appointed a Director in September 2004. Mr. Render served from 1994 to 2002 as Chairman and CEO of the Green Thumb Companies and Milburn Peat, manufacturers and distributors of peat moss, soils and mulches for the lawn and garden industries. Prior thereto, from 1985 to 1992, he was a director of and consultant to Hyponex Corporation (NASDAQ) and thereafter, from 1992 to 1994, a consultant to the Scotts' Corporation (NYSE), the controlling shareholder of Hyponex. Between 1978 and 1985, Mr. Render served as Chairman, President and Chief Executive Officer of Hyponex Corporation (NASDAQ), previously known as Old Fort Industries.

Dr. James (Andy) Barron , age 46, was appointed a Director in April 2005. He has been in private practice in orthodontics since 1991. He is president of JlivesNMe Workplace Ministries. Dr. Barron has a degree in Chemistry from Texas Tech University, a Master of Science Degree in Biology from University of Missouri at Kansas City, a Doctoral Degree in Dentistry from Baylor College of Dentistry, a certificate of specialization in Pediatric Dentistry from University of Missouri at Kansas City and a certificate of specialization in Orthodontic Dentistry from the University of Texas at Houston. Dr. Barron is board certified by the American Board of Orthodontists and has served as president of the Central Texas Dental Society and president of the Texas Association of Orthodontists.

Dr. Yehezkel (Charlie) Druckman, age 68, was appointed a Director effective November 1, 2005. Dr. Druckman was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, where he supervised the licensing of petroleum rights in the onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000. Since 1965 he has been a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with the Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990. He was awarded in 1974 the Israel Geological Society's Perez Grader award. He is an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982, and for a number of years on the Society's editorial board). He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company. Dr. Druckman graduated from the Hebrew University in Jerusalem where he was awarded BSc, MSc and PhD degrees in geology.

Forrest A. Garb, age 77, was appointed a Director, effective November 1, 2005. Mr. Garb is petroleum engineer providing independent consulting services for more than 45 years. His consulting career began with H.J. Gruy and Associates, Inc. and its successors, where he served as a vice president for four years, executive vice-president for ten years, and president for fifteen years, until leaving in 1986, following Gruy's merger into a public company. In his capacity as president, Mr. Garb contracted, performed and supervised over 12,500 projects ranging from simple evaluations to sophisticated reservoir simulations. In 1988, Mr. Garb founded Forrest A. Garb & Associates, Inc. a privately-owned petroleum consulting firm, where he served as chairman and chief executive officer until his retirement in 2003 and sale of his interests in the company to its key employees. Since 2005, Mr. Garb has been a partner in Garb Energy Partners, a consulting firm with interests in natural gas leases in Texas. Mr. Garb was educated in petroleum engineering at Texas A&M University (BSc and Professional MSc) and received his early training at Socony Mobil Oil Company in Kansas, Texas, Louisiana and Venezuela. Mr. Garb is a member of the Society of Petroleum Engineers and is a past President of the Society of Petroleum Evaluation Engineers. He is a member of the Association of Computing Machinery, the American Arbitration Association, the Petroleum Engineers Club of Dallas, the Dallas Geological Society, and is a member of the American Association of Petroleum Geologists. He is a charter member of The American Institute of Minerals Appraisers. He is a registered professional engineer in the state of Texas.

William H. Avery, age 59, was appointed Director of the Company in March 2007 and has served as Vice President - Finance and Treasurer since January 2003. For the past thirteen years, Mr. Avery has practiced as an independent attorney in transactional work, concentrating in the area of real property law, including oil and gas transactions. Before that he was a partner for seventeen years and an associate for four years at Storey, Armstrong, Steger and Martin, a full-range Dallas law firm, concentrating his practice in the representation of financial institutions in loan transactions. In addition he has more than twenty years experience as an oil and gas property investor and investment manager for his own account and for members of his family. Mr. Avery holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and a Doctor of Jurisprudence degree from Duke University Law School.

David Patir was elected Senior Vice President and Chief Financial Officer in October 2005. He has over thirty years of domestic U.S. and international experience in both oil and gas finance and public accounting. Since 1999 he has been a principal consultant with BRI Consulting Group in Houston, Texas, conducting due diligence, joint venture, and internal controls audits on behalf of major oil companies for their subsidiaries and ventures in the U.S. and overseas. He previously served as chief financial officer for American Energy Fund in Los Angeles, California, and financial director for MFC International, a Russian-American oil development and marketing joint venture. After graduation from The Hebrew University in Jerusalem in 1968 with a BBA in accounting, Mr. Patir went to work for the Arthur Andersen affiliate in Israel where he rose to audit manager. In 1976, Superior Oil. hired him as chief financial officer of Neptune Oil Company, its wholly-owned Israeli subsidiary, with operations in the Sinai area which produced more than 40,000 barrels of oil per day. For ten years, Mr. Patir served as vice-president and chief financial officer for Superior Oil's subsidiaries in Israel and Peru and then as a director of international operations.

Elisha Roih has served as Vice President - Administration of Israeli Operations of the Company since April 2000. Mr. Roih holds a BA degree in Political Science and Oriental Studies from Hebrew University, Jerusalem, and has continuing educational course certificates in Business Administration, Production Technology and Offshore Operations. Mr. Roih has over forty years experience in senior management positions in the Israeli petroleum industry. Most recently, between 1997-1998, he served as acting general manager of Lapidoth, Israel Oil Prospectors Company, Ltd. and its subsidiary Metsada-United Drilling Co. (oil and gas producers and oilfield service providers). During 1983-89 Lapidoth and Metsada-United were subsidiaries of Naphta-Israel Petroleum Corp. (an oil and gas exploration and production company), and Mr. Roih served during that period as general manager for all three companies. Between 1990-1996 and from 1998 to 2000, Mr. Roih was a management consultant to the petroleum industry in Israel, during which periods he also consulted for Mr. Brown in connection with the Joseph Project.

Dr. Eliezer Kashai has been Vice President - Israeli Exploration of the Company since October 2000. Dr. Kashai studied geology in the University of Sciences, Budapest, Hungary, holds Masters and Ph.D. degrees from Hebrew University, Jerusalem and is a widely recognized authority on the Triassic formation of Israel. Dr. Kashai has over fifty years of geological experience in Israel working until his retirement in 1987 for the national petroleum companies of Israel, including almost thirty years for Lapidoth Israel Oil Prospectors Company, Ltd. and Oil Exploration (Investments) Ltd., where he served in progressively responsible positions. At Lapidoth during 1959-75, he served as senior geologist, assistant chief geologist, acting chief geologist and chief geologist. At Oil Exploration (Investments) Ltd. during 1975-87, he was first chief geologist, then deputy managing director responsible for all of that company's exploration efforts. Following his retirement in 1987 and through 1998, Dr. Kashai worked as an exploration consultant for various companies active in petroleum exploration in Israel, including Israel National Oil Company, Lapidoth, Naphta Petroleum, ABJAC-Mazal Ltd., Nordan Oil and Gas, and Sedot Neft, Ltd. where he was responsible for the original geological interpretation of Ma'anit. He began consulting for Mr. Brown in connection with the Joseph Project in late 1999 and for us in April 2000. Dr. Kashai has served as president of the Israel Geological Society and is responsible for five geological publications and nearly one hundred unpublished company reports on exploration projects, drilling recommendations, subsurface geological analysis and well evaluations.

Stephen E. Pierce was retained as the Company's consulting geologist for the drilling of the Ma'anit #1 and subsequent exploration and development in February 2005. He joined the Company on a full time basis in October 2005 and, since June 2006, serves as our Exploration Manager. From 1995 to 2005, Mr. Pierce served as project geologist for Murfin Drilling Co. in the Caribbean, primarily in the Dominican Republic. During 1992-1995, Mr. Pierce was consulting geologist for several small independent companies operating in the Caribbean and South America, as well as in Wyoming and Texas. From 1985-1992, he acted as senior geological advisor for Mobil Oil Corporation and, from 1980-1985, worked as senior geologist for Superior Oil Co. He served as senior geologist in Pakistan for AMOCO from 1979-1980 and as geologist for UNOCAL from 1974-1979. Mr. Pierce received his M.S. in geology from San Diego University in 1974 and his B.S. in geology from California State University in 1972. He holds the title of Professional Geologist with the State of Wyoming and memberships with the American Association of Petroleum Geologists and the American Institute of Professional Geologists.

Information Regarding the Board of Directors and Committees

The Company's Board of Directors is divided into three classes of directors, with each class (except for the initial classes) elected to a three-year term every third year and holding office until their successors are elected and qualified. The class whose term will expire at this year's annual meeting of stockholders consists of Philip Mandelker, Glen H. Perry, Kent S. Siegel and Richard J. Rinberg. The class whose term of office will expire at our 2008 annual meeting of stockholders consists of William H. Avery, Yehezkel Druckman and Paul Oroian. The class whose term of office will expire at our 2009 annual meeting of stockholders consists of John M. Brown, Forrest A. Garb, Robert Render and James Barron.

As described below the Company's Board of Directors has established five committees: an Audit Committee, a Compensation Committee, a Nominating Committee, a Corporate Governance Committee and a Technical Committee. Members of the committees are appointed annually by the Board to serve at the discretion of the board until their successors are appointed or the earlier of their resignation or removal.

Our Board of Directors and the Nominating Committee determine the independence of our members of our Board pursuant to the Securities Exchange Commission and American Stock Exchange rules. Of the eleven current members of our Board, six meet the criteria of independence set by Rule 121(A) of the American Stock Exchange listing standards for membership on the board of an AMEX listed company ("AMEX independence criteria"). They are James Barron, Yehezkel Druckman, Forrest A. Garb, Paul Oroian, Robert Render and Kent S. Siegel. Messrs. Oroian, Siegel, Garb and Druckman have also met the criteria of independence set by the Sarbanes-Oxley Act of 2002 and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for Audit Committee membership ("SEC independence criteria") throughout the period commencing January 1, 2005.

AMEX independence criteria provide, among other requirements, that an independent director: (i) cannot be and, over the past three years, cannot have been an officer or employee of the Company and cannot be an immediate family member of such person; (ii) cannot, directly or indirectly, control or be an immediate family member of a person who directly or indirectly controls the Company's management or policies (other than in his position as a director); (iii) cannot receive or, over the past three years, have himself received or have an immediate family member who receives or received from the Company more than $60,000 in any consecutive twelve month period for services other than as one of the Company's directors (or, with respect to an immediate family member, as a Company employee); (iv) cannot be affiliated, or be an immediate family member of a person affiliated with, any organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company's securities or payments under non-discretionary charitable contribution matching programs) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years.

SEC independence criteria, which govern members of and candidates for service on the Audit Committee, provide that an "independent" director cannot be one of the Company's officers or be in a position, directly or indirectly, to control the Company's management or policies (other than in his position as a director). Neither can he or she be, or be affiliated with, a paid consultant or provider of services to the Company.

Audit Committee. The Company's Audit Committee is currently comprised of Messrs. Oroian, Siegel and Garb. Mr. Oroian was elected to serve as chairman. All three current members of the Audit Committee satisfy both the SEC independence criteria and the AMEX independence criteria. The Board has determined that Mr. Oroian, in addition to being "independent", qualifies as an "audit committee financial expert" as defined in Item 407 of Regulation S-B of the Exchange Act. The principal function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) performance of the Company's independent and, upon establishment of such function, internal auditors, (5) the business practices and ethical standards of the Company and (6) related party transactions. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors. The Audit Committee had also been appointed by the Board to discharge the responsibilities of a qualified legal compliance committee.

During the fiscal year ended December 31, 2006, the Audit Committee met or acted by unanimous consent on seven (7) occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act, the rules and regulations of the SEC and the listing and corporate governance requirements of AMEX. A copy of the charter is available on our website at www.zionoil.com/company/corpgov.html.

Compensation Committee. The Board also established a Compensation Committee currently comprised of three directors, two of whom, James Barron and Robert Render, satisfy AMEX independence criteria. The third member is Mr. John M. Brown, who serves as committee chairman. The Board has charged the Compensation Committee with the following responsibilities: (i) the review and recommendation to the Board of the terms of compensation, including incentive compensation and employee benefits of the directors and senior officers of the Company; and (ii) the determination of the terms of employee benefit plans (including stock incentive and stock option plans), the granting of awards under the plans and the supervision of plan administrators.

The Company adopted a formal, written Compensation Committee charter that complies with the requirements of the Exchange Act, SEC rules and regulations and the listing and corporate governance requirements of AMEX. While the AMEX Rules require that, as a general matter, all members of the Compensation Committee meet AMEX independence criteria, an exemption exists for companies during the first year of listing in conjunction with an initial public offering. The exemption provides that, during the first year of listing, only a majority of directors serving on the Compensation Committee of such companies must meet the AMEX independence criteria . The Company's Compensation Committee's charter provides that Mr. Brown's participation on the Compensation Committee shall terminate or otherwise be modified and committee membership be reconstituted at such time as required to meet the requirements of the AMEX rules. The Compensation Committee acted by unanimous consent on one occasion during the fiscal year ended December 31, 2006. In this connection it is noted that formal activation of the Compensation Committee commenced only with the listing of our Common Shares on the AMEX in January 2007. A copy of the charter is available on our website at www.zionoil.com/company/corpgov.html.

Nominating Committee. The Board established a Nominating Committee currently comprised of three directors, two of whom, Paul Oroian and Kent S. Siegel, satisfy AMEX independence criteria. The third member is Mr. John M. Brown, who serves as committee chairman. While the AMEX rules require that, as a general matter, all members of the Nominating Committee meet AMEX independence criteria, an exemption exists for companies during the first year of their listing in conjunction with an initial public offering. This exemption provides that, during the first year of listing, only a majority of the members of the Nominating Committee must meet AMEX independence criteria. The Company's Nominating Committee charter provides that Mr. Brown's participation on the committee shall terminate or otherwise be modified and the committee membership be reconstituted at such time as required to meet the AMEX rules.

The Nominating Committee is charged with selecting and recommending for the approval of the Board nominees to be submitted to the stockholders for election. The Company adopted a formal, written Nominating Committee charter addressing the process for identifying and evaluating nominees, including nominees recommended by security holders, to serve as directors, and describing any specific minimum qualifications to be met by a nominee and any specific standards for the overall structure and composition of the Board. The Nominating Committee did not meet during 2006, its activities only commencing only with the listing of our Common Shares on the AMEX in January 2007. A copy of the charter is available on our website at www.zionoil.com/company/corpgov.html.

Corporate Governance Committee. Our board of directors also established a Corporate Governance Committee currently comprised of four directors, two of whom (Robert Render and Forrest Garb) meet AMEX independence criteria. The other two members are Philip Mandelker, our General Counsel (chairman) and Richard Rinberg, our Chief Executive Officer.

The Corporate Governance Committee is charged with the responsibility of developing controls and procedures as necessary and appropriate to ensure compliance with the securities laws, the rules and regulations of the SEC and the applicable exchange governance rules. The Corporate Governance Committee did not meet during 2006, its activities only commencing only with the listing of our Common Shares on the AMEX in January 2007.

Technical Committee. The Board established a Technical Committee composed of three directors, two of whom (Forrest Garb and Yehezkel Druckman) meet AMEX independence criteria. The other member is Glen Perry, our President and Chief Operating Officer (chairman). Dr. Eliezer Kashai and Stephen Pierce are advisors to the Technical Committee.

The Technical Committee is charged with reviewing, on behalf of the whole board, proposed technical recommendations of management for exploration and development of the Joseph Project. The Technical Committee met once during our fiscal year ended December 31, 2006.

During the fiscal year ended December 31, 2006, the Board met or acted by unanimous consent on fourteen (14) occasions. Each of the directors, except for Dr. James Barron, attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served.

The Company does not have a policy on attendance by directors at the Company's annual meeting of stockholders. All of the current directors, other than Messrs. Barron, Garb, Oroian and Siegel attended the Company's 2006 annual meeting held on November 16, 2006.

Code of Business Ethics and Conduct

The Company has adopted a Code of Business Ethics and Conduct (the "Code of Conduct") that applies to all of its directors, officers and employees. The text of the Code of Conduct can be found at the Company's website at http://www.zionoil.com/company/ethicscode.pdf.

Nominations For The Board Of Directors

The Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. In addition, the Nominating Committee requires that director candidates have integrity and accountability, informed judgment, peer respect, high performance standards, passion, creativity and support the corporate mission of the Company to assist Israel, the land and its people, in achieving political and economic security through the exploration for and discovery and development of petroleum and other energy resources in Israel. Additionally, members of the Board of Directors shall have a diverse range of experience and professional background such that, to the extent reasonably possible:

  At least one-third of the Board shall be residents of Israel;

  At least one member of the Board shall have experience as a senior geologist or explorationist with international experience;

  At least one member of the Board shall be a certified public accountant with experience in the petroleum exploration and production sector or have served as a CFO or senior financial or accounting officer of a petroleum exploration and production company;

  At least two members of the Board shall have practical senior management experience in an Israeli environment, one of whom with experience in the Israeli energy or infrastructure sector;

  At least one member of the Board shall have been trained and qualified as a lawyer with practical experience in or practical knowledge of the Israeli legal environment;

  At least two members of the Board shall have experience as a member of the board of directors of a company with securities listed on a United States securities exchange or automated inter-broker securities market regulated by the SEC;

  At least three "independent" directors shall be able to read and understand fundamental financial statements, of whom at least one shall meet the criteria for "audit committee financial expert" under the rules of the securities exchange(s) or market(s) or which the Company's securities are traded and any other applicable laws, rules and regulations; and

  At least one "independent" director shall have been trained and qualified as a lawyer.

  The Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the AMEX/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable.

  The Nominating Committee has not relied upon third-party search firms to identify director candidates, but may employ such firms in the future if deemed necessary and appropriate. The Nominating Committee may rely upon, receive and review recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

  The Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. Stockholders of the Company who beneficially own more than two percent (2%) of the Company's then outstanding shares of common stock may propose nominees for consideration by the Nominating Committee by submitting the names and supporting information to: Mr. John M. Brown, Chairman, Nominating Committee, Zion Oil & Gas, Inc., 6510 Abrams Road, Suite 300, Dallas, Texas 75231. A stockholder nomination must contain the following information about the nominee:

  Name;

  Age;

  Business and residence addresses;

  Principal occupation or employment;

  The number of shares of the Company's common stock and other Company securities held by the nominee;

  A resume of his or her business and educational background;

  The information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and

  A signed consent of the nominee to serve as a director, if nominated and elected.

  The nomination should also contain the following information concerning the nominating stockholder:

  Name;

  Address;

  The number of shares of the Company's common stock and other securities held by the nominating stockholder;

  The nature of the holdings - whether directly or beneficially (if beneficially, details of the legal holder and the nature of the beneficial interest should be provided); and

  Whether the nominating stockholder has any agreement or understanding of any type (written or oral) with any other stockholder concerning the voting of Company shares and, if so, the identity and address of the other parties to the agreement or understanding, the stockholdings of each of the other parties, and the nature of the agreement or understanding.

  Stockholder Communications With The Board Of Directors

  Although the Company does not have formal procedures for stockholder communication, stockholders of the Company are encouraged to communicate directly with the members of the Board. Persons interested in communicating with the independent directors their concerns or issues may address correspondence to a particular director, or to the independent directors generally in care of the Mr. Kent S. Siegel, Lead Director of the independent director caucus at Zion Oil & Gas, Inc., 6510 Abrams Road, Suite 300, Dallas, Texas 75321. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Lead Director. Company personnel will not screen or edit such communications and will forward them directly to the intended member of the Board.

  The Board of Directors unanimously recommends a vote FOR the election of the four named nominees to the Company's Board of Directors. Proxies received in response to this solicitation will be voted FOR the election of the four named nominees to the Company's Board of Directors unless otherwise specified in the proxy.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table provides information regarding beneficial ownership of our Common Stock as of April 27, 2007, by:

    each person who beneficially owns more than 5% of all outstanding shares of Common Stock,

    each of the Company's directors and named executive officers (as that term is defined by the SEC) individually, and all of the Company's directors and executive officers as a group.

  Except as otherwise indicated, to the Company's knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law. To the Company's knowledge, none of the shares held by the persons listed have been pledged.

  The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person (and/or pursuant to proxies held by that person) that were exercisable on April 27, 2007 or became exercisable within 60 days following that date are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options or warrants.

  The address of John M. Brown, Glen H. Perry, James Barron, Robert Render, Paul Oroian, Kent S. Siegel, Forrest A. Garb, William H. Avery and David Patir is 6510 Abrams Rd., Suite 300, Dallas, TX 75214. The address of Richard J. Rinberg, Philip Mandelker and Yehezkel Druckman is 15 Bareket St., Caesarea Industrial Park, 38900 Israel. Eugene A. Soltero's address is 7127 Hillgreen Dr., Dallas, TX 75214 and Ralph F. DeVore's address is 13838 Pickford Knolls, Houston, TX 77041.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John M. Brown	3,273,943	(1)	33.1%
Eugene A. Soltero	483,708	(2)	4.9%
Richard J. Rinberg	341,833	(3)	3.5%
Ralph F. DeVore	724,480	(4)	7.3%
Philip Mandelker	502,583	(5)	5.1%
Glen H. Perry	561,333	(6)	5.7%
William Avery	241,334	(7)	2.4%
Robert Render	103,000	(8)	1.0%
James Barron	135,000	(9)	1.4%
David Patir	8,000	(10)	*
Kent S. Siegel	16,225	(11)	*
Paul Oroian	7,741		*
Yehezkel Druckman	0		-
Forrest A. Garb	0		-
All directors and officers as a group (12 persons)	3,864,992		39.0%

  * Less than 1%.

(1)

  Includes 2,796,443 shares of common stock owned by others for which Mr. Brown holds voting proxies, including 100,000 shares owned by his wife, 370,000 shares, owned by Mr. Soltero, 460,000 shares owned by Mr. Mandelker and a trust for his family, 405,000 shares owned by Mr. Perry, 5,000 shares owned by Mr. Patir, 210,000 shares owned by Mr. Avery, 50,000 shares owned by Mr. DeVore and 200,000 shares issued to a trust company for the benefit of Mr. Rinberg.

(2)	Includes 370,000 shares over which Mr. Brown has voting control.
(3)

  Includes (a) 10,000 shares owned by Mr. Rinberg's wife; and (b) 200,000 shares issued to a trust company for the benefit of Mr. Rinberg, and subject to a pro rata repurchase option at par value ($0.01 per share) by the Company in the event of termination of Mr. Rinberg's retention by the Company within his 24-month contract retention period, and further subject to a voting proxy in favor of Mr. Brown.

(4)

  Based on information in Schedule 13G filed on February 14, 2007. Includes (a) 506,464 shares owned by others for which Mr. DeVore holds voting proxies; and (b) 50,000 shares over which Mr. Brown has voting control.

(5)

  Includes (a) 1,500 shares owned by Mr. Mandelker's wife; (b) 2,000 shares in the aggregate owned by Mr. Mandelker's children sharing his residence; (c) 400,000 shares owned by a trust for Mr. Mandelker and his family over which Mr. Brown has voting control; and (c) 60,000 additional shares over which Mr. Brown has voting control.

(6)

  Includes: (a) 112,833 of shares owned by a person with whom Mr. Perry shares a residence, of which Mr. Perry disclaims beneficial ownership and over 50,000 of which Mr. Brown has voting control; and (b) 400,000 shares over which Mr. Brown has voting control.

(7)

  Includes (a) 12,000 shares owned by Mr. Avery's mother over which Mr. Avery holds a power of attorney and of which Mr. Avery disclaims beneficial ownership; and (b) 210,000 shares over which Mr. Brown has voting control.

(8)	Includes (a) 96,000 shares owned by a trust controlled by Mr. Render (the "Render Trust"); and (b) 7,000 shares owned by Mr. Render's wife.
(9)

  Includes (a) 45,000 shares held by trusts for Dr. Barron's children; and (b) 46,000 shares owned by a ministry of which Dr. Barron is president and a director, and in which shares Dr. Barron disclaims any beneficial interest.

(10)	Includes (a) 5,000 shares over which Mr. Brown has voting control.
(11)	Includes 7,725 shares held by Mr. Siegel's wife, of which Mr. Siegel disclaims ownership.

  Voting Agreements

  Our Founder and Chairman John M. Brown and Ralph F. DeVore hold proxies to vote the shares of Common Stock of some of the Company's stockholders. Including his own shares of Common Stock, Mr. Brown holds 33.1%. Excluding their shares controlled by Mr. Brown, of the Company's currently outstanding voting rights Mr. DeVore holds 6.8% and Mr. Soltero 1.1% of the Company's voting rights currently outstanding. The ability of Mr. Brown to exercise significant control over the Company may discourage, delay or prevent a takeover attempt that a stockholder might consider in his or her best interest and that might result in a stockholder receiving a premium for his or her Common Stock. Also, Mr. Brown, Mr. DeVore and Mr. Soltero (if they vote the same way) may have the ability to:

  1. control the vote of most matters submitted to the Company's stockholders, including any merger, consolidation or sale of all or substantially all of the Company's assets;

  2. elect all of the members of the Company's Board;

  3. prevent or cause a change in control of the Company; and

  4. decide whether to issue additional Common Stock or other securities or declare dividends.

  Some of the shares of Common Stock owned by the other officers and directors are not subject to the proxies held by Mr. Brown and Mr. DeVore. When those shares are added in, the Company's management (which does not include Mr. Soltero or Mr. DeVore) now holds 39% of the voting control.

  All of the voting agreements provide that any shares sold in the public market pursuant to an exemption from registration would be automatically released from the agreement. To the extent that any stockholder sells any stock that is then automatically released from one of the agreements, the beneficial ownership of Mr. Brown or Mr. DeVore will be automatically reduced and their respective voting rights will also be accordingly reduced.

  The proxies held by John Brown to vote 2,596,443 shares of our Common Stock pursuant to a certain Stockholder and Voting Agreement dated July 9, 2003 among John Brown and certain stockholders identified on Schedule A thereto or their successors expire on July 9, 2008. Thereafter, Mr. Brown will no longer hold the proxy to vote 2,596,443 shares of the 2,796,443 shares as to which he currently holds proxies and may cease to hold effective voting control over the four matters listed above.

  Section 16(a) Beneficial Ownership Reporting Compliance

  Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from its executive officers and directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with in a timely manner during the fiscal year ended December 31, 2006, except the following:

Reporting Person	Form Type	Transaction	Form Due Date	Form Filed Date

Elisha Roih	3	Initial	Dec. 29, 2006	Feb. 13, 2007
Norman & Rosemary Ingram	3	Initial	Dec. 29, 2006	Feb. 14, 2007
Carol Joan Scarvi Trust	3	Initial	Dec. 29, 2007	Feb. 14, 2007
Robert Jarvis	3	Initial	Dec. 29, 2007	Feb. 13, 2007
Mark Brown	3	Initial	Dec. 29, 2006	Feb. 13, 2007
Darwin Pratt	3	Initial	Dec. 29, 2006	Feb. 14, 2007
Peter Donlin	3	Initial	Dec. 29, 2006	Feb. 13, 2007
Dorothy Wolf	3	Initial	Dec. 29, 2006	Feb. 13, 2007
Jane Anderson & Tamara Trcinski	3	Initial	Dec. 29, 2006	Feb. 14, 2007
Jim Duncan	3	Initial	Dec. 29, 2006	Feb. 13, 2007
Ursula Veselka	3	Initial	Dec. 29, 2006	Feb. 13, 2007
Eliezer Kashai	3	Initial	Dec. 29, 2006	Feb. 13, 2007
David Halperin	3	Initial	Dec. 29, 2006	Feb. 14, 2007
Roger & July Pratt	3	Initial	Dec. 29, 2006	Feb. 14, 2007

Karen Soltero	3	Initial	Dec. 29, 2006	Feb. 14, 2007
	4	Sale of 7,000	Jan. 13, 2007	Feb. 14, 2007
	4	Sale of 6,000	Jan 14, 2007	Feb. 14, 2007
	4	Sale of 9,755	Jan. 31, 2007	Feb. 14, 2007
Nicole Ramdeen	3	Initial	Dec. 29, 2006	Feb. 13, 2007
Mike Berger	3	Initial	Dec. 29, 2006	Feb. 14, 2007
	4	Sale of 700	Jan. 12, 2007	Feb. 14, 2007
	4	Purchase of 200	Jan. 21, 2007	Feb. 14, 2007
	4	Purchase of 600	Feb. 6, 2007	Feb. 14, 2007
Marsha Coleman	3	Initial	Dec. 29, 2006	Feb. 15, 2007
	4	Sale of 1,500	Jan. 12, 2007	Feb. 15, 2007
Donald & Ivy Green Trust	3	Initial	Dec. 29, 2006	Feb. 14, 2007
Horst & Gerda Witt	3	Initial	Dec. 29, 2006	Apr. 18, 2007
Edwin L. Johnson (1)	3	Initial	Dec. 29, 2006	-
Ronald Lichtman (1)	3	Initial	Dec. 29, 2006	-
Jean Bowles (1)	3	Initial	Dec. 29, 2006	-
Carla Moore (1)	3	Initial	Dec. 29, 2006	-

  (1) As of the date hereof, a Form 3 has not been filed with the SEC.

  None of the individuals listed is an executive officer, director or holds or controls 10% or more of our Common Stock, all of which such persons timely met all filing requirements under Section 16(a) of the Exchange Act. The persons listed are all persons who have given proxies under a Shareholders and Voting Agreement to Mr. John M. Brown, our Founder and Chairman and, as a result, are required to make Section 16(a) filings as members of Mr. Brown's 10% group. At the time the original Form 3 filings were due, none of these persons was aware of his or her filing obligations.

  AUDIT COMMITTEE REPORT

  The Company's management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal controls and disclosure controls and procedures. The independent auditors audit the Company's financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board which is available on the Company's website at www.zionoil.com/company/corpgov.html.

  The Audit Committee has met and held discussions with management and KPMG Somekh Chaikin, the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's financial statements for the year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380).

  The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

  We discussed with the independent auditors the auditor's independence from the Company and management, including the independent auditors written disclosures required by Independent Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

  Based on the foregoing, we have recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

  Audit Committee
  Paul Oroian
  Kent S. Siegel
  Forrest A. Garb

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  There have been no material transactions between us and any of our directors, officers, including nominees for director, except as described in the following paragraphs. Where noted, the transactions below were on terms at least as favorable as could be obtained through arm's length negotiations with third parties. Our Audit Committee Charter provides that our Audit Committee shall review for potential conflict of interest situations on an ongoing basis, shall approve all "related party transactions" required to be disclosed under SEC regulations or otherwise subject to approval by an independent body of our Board under AMEX requirements.

  John M. Brown may be deemed the promoter of the Company. Upon our formation, Mr. Brown purchased 520,000 shares of Common Stock at the price of 1/10 cent per share, which was the price at which 1,880,000 other shares were sold to 25 other people, including 100,000 shares to his wife and 50,000 shares to his son. At the same time Mr. Brown extended a $50,000 line of credit to us against which we initially borrowed approximately $25,000 to make our first license fee payment to the Israeli government and a down payment for our first seismic survey. The loan bore an interest rate of 7% per annum and we eventually borrowed to the maximum amount. During 2001, we repaid the outstanding $50,000 principal amount of the loan by delivering to Mr. Brown 50,000 shares of Common Stock and warrants to purchase 33,333 shares of Common Stock at the exercise price of $1.00 per share, in accordance with the same terms and conditions as the shares of Common Stock and warrants were being sold to unrelated third parties in private transactions during 2001. Mr. Brown waived the interest.

  During 2002, Mr. Brown entered into a new loan agreement with us at a 7% interest rate and advanced $50,000 to us under the loan agreement. At the end of the year, Mr. Brown participated in our private placement of Series A Convertible Preferred Stock and received 5,000 shares of the preferred stock and warrants to purchase 25,000 shares of Common Stock at $1.50 per share in exchange for cancellation of our $50,000 indebtedness. The exchange was made under the same terms and conditions as the sale at the same time by us to unrelated third parties of our preferred stock and $1.50 warrants. Mr. Brown waived the interest.

  We believe that Mr. Brown's 7% interest rate loans to us in 2000 and 2002 were on no less favorable terms than could have been obtained from unaffiliated third parties (exclusive of Mr. Brown's decision to waive the interest payments). The prime rate as defined by The Wall Street Journal was 8% to 9% during the year 2000 and 4.75% for most of 2002. As evidenced by the Bank One loan in 2002 to Cimarron Resources described below, unsecured bank loans can be priced at prime rate plus 2.5%.

  During the year 2000, M&B Concrete Construction, Inc. and M&B Concrete, Inc. (collectively, "M&B"), companies in which John Brown, our chairman, was a director and principal stockholder, provided a "financial comfort letter" to the Israeli Petroleum Commissioner in connection with the Company's application for our first license. The "financial comfort letter" was a non-binding letter of intent that showed M&B having more than $2,000,000 net worth and confirmed that M&B supported our efforts in our application for petroleum rights. M&B received no direct compensation for the letter, but the three stockholders of M&B, John Brown, his son Mark Brown, and Robert Jarvis, all participated in the initial purchase of our Common Stock at the price of $0.001 per share. In October 2002, in connection with our application to consolidate our petroleum rights into a single license and extend its term, M&B provided the Petroleum Commissioner with a renewal and extension of the comfort letter for which we agreed to pay a fee to M&B of 50,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock at $1.50 per share through December 31, 2004, which securities in the aggregate were valued at $50,000. M&B directed that the stock and warrants be issued in equal amounts to Mark Brown and Robert Jarvis. Given our financial condition at the time the "financial comfort letter" was provided and the highly speculative nature of our activities at the time, it is highly unlikely that any third party would have provided such a letter on similar terms, or on any terms whatsoever. Without such letter we would not have been able to obtain our first petroleum rights in Israel.

  In early 2002, we borrowed $50,590 under a loan facility with Cimarron Resources, Inc, which is owned by Eugene Soltero, our former chief executive officer. Cimarron obtained the monies to lend us through a loan facility with Bank One (now Chase Bank, N.A.) (the "Bank One Facility"). The interest charged to us was the Cimarron's interest cost which accrues at Bank One's prime rate (8.25% at December 31, 2006) plus 2.5%. The note was due on the earlier of: (a) 30 days following the closing of our initial public offering; (b) the determination by our Board that we had raised funds in sufficient amounts to enable us to conduct operations prior to the closing of an initial public offering without need for recourse to the loan facility; or (c) the date or dates the principal amount of the monies advanced to Cimarron under the Bank One facility was due. At the time the terms of the Bank One facility to Cimarron were amended, the terms of Cimarron's loan facility to us were amended to convert the loan principal outstanding on September 30, 2003 of $50,000 into a 100 month term loan repayable monthly commencing November 15, 2003 in $500 increments, with Cimarron having the option commencing January 15, 2005 to call the loan in whole or in $5,000 increments on 30 days notice. In connection with the conversion of the Cimarron loan to us to a 100 month term loan, an option which had been granted to Cimarron to convert $50,000 of the loan principal into 50,000 shares of Common Stock was severed from the note and became a stand-alone option allowing Cimarron to purchase 50,000 shares of Common Stock at $1.00 per share for cash or other consideration. The initial option was granted at the price at which shares were being sold to unrelated third parties at the time of the grant and was valued at $20,800. Effective September 30, 2003, Cimarron exercised the option in consideration for the forgiveness of $50,000 of accounts payable. Cimarron transferred the shares to Mr. Soltero. As of December 1, 2005, the terms of the Cimarron loan facility were amended to provide that the option to call the loan in whole or in $5,000 increments was deferred to July 31, 2007. As of December 31, 2006, the outstanding balance of the note was $32,000. The cost to us of the loan from Cimarron was exactly the same as Cimarron's cost of obtaining the funds from Bank One, an unrelated third party. The loan was repaid in full on January 18, 2007.

  Effective October 1, 2004, Ms. Karen Soltero, Mr. Eugene Soltero's daughter, was retained on a part time basis as Director of Marketing/Investor & Public Relations at an annual salary of $48,000, increased during April 2005 to $60,000. Ms. Soltero left our employ on March 31, 2007. While in our employ, Ms. Soltero reported to Mr. Brown our Chairman. Ms. Soltero holds a Master of Business Administration with concentration in Marketing and Strategy from the Peter F. Drucker School of Management at Claremont University and a Bachelor of Arts degree (Cum Laude) in Theatre Arts from UCLA. Ms. Soltero's employment as our Director of Marketing/Investor & Public Relations was reviewed and approved by the Audit Committee. Prior to her employment as Director of Marketing/Investor & Public Relations, from January through September 2004, Ms. Soltero served as a consultant to us in the capacity of Manager of Stockholder Relations for an hourly fee of $35. During this eight-month period, Ms. Soltero was paid $23,716 in consulting fees. From November 2001 through December 2003, Ms. Soltero periodically provided us with marketing services, including web site design, brochure design, document rewriting and Edgarizing services, at an hourly rate of $25-$35. During this 26-month period she was paid approximately $16,000 by the Company. On September 28, 2004, in recognition for her services in connection with our attempted Initial Public Offering which terminated on August 30, 2004, the Board awarded Ms. Soltero a deferred bonus of $10,000 to be paid in cash or shares of Common Stock of the Company valued at $4.00 per share to be paid at such time as management deemed it appropriate, provided that, if paid in shares of stock, the shares could be legally issued without limiting our ability to benefit from exemptions from registration under the securities laws. On March 13, 2006, the deferred bonus was increased to $17,500 to be paid in cash no later than December 31, 2006 and the option for payment in shares was cancelled, provided that Ms. Soltero retained the right (but not the obligation) to subscribe for shares in our open public offering in exchange for all or any part of the deferred bonus. On January 12, 2007, the deferred bonus was paid to Ms. Soltero.

  Prior to Robert Render's appointment as a director of the Company on September 28, 2004, on July 30, 2004 and August 25 and 31, 2004, pursuant to a loan agreement dated June 30, 2004, the Robert E. Render Trust, a trust controlled by Mr. Render (the "Render Trust"), loaned us $100,000, $80,000 and $20,000 respectively ($200,000 in the aggregate) (each such loan, a "Render Loan" and, collectively, the "Render Loans"). Each Render Loan bore interest at the rate of 10% annually and was due on March 2, 2005, subject to Mr. Render's right to convert each Render Loan into a five year amortized term loan. In connection with each Render Loan, we granted the Render Trust a warrant to purchase respectively 20,000, 16,000 and 4,000 (40,000 in the aggregate) shares of our Common Stock at $3.00 per share (the "$3 warrants"), exercisable at any time between January 1 and December 31, 2006, and valued in the aggregate at $9,441. On September 30, 2004, the Render Trust forgave all of the Render Loans in consideration for 50,000 shares of Common Stock and warrants to purchase 20,000 shares of Common Stock $5.00 per share (the "E warrants"), exercisable at any time through December 31, 2006. The exchange was made on the same terms and conditions as the sale at the time by us to unrelated third parties in our then open private placement of Common Stock and warrants. At the time the initial loan was made, Mr. Render was an unrelated third party. The Render Trust exercised 10,000 of the $3 warrants on December 15, 2007 and assigned 30,000 of the $3 warrants to an unrelated third party. The E warrants were not exercised by the Render Trust and expired in accordance with their terms.

  Commencing October 1, 2004, we retained Mr. Render as a consultant to render marketing, financial and management services in consideration of a $2,500 monthly retainer. Mr. Render's retention as a consultant was approved by all members of the Board participating in the September 28, 2004 Annual Meeting of the Board, including three of our four independent directors, being all of the independent directors present at the meeting. The retention terminated on August 31, 2006.

  Prior to Richard Rinberg's appointment as a director of the Company on November 4, 2004, on February 28, 2004, pursuant to a loan agreement dated February 17, 2004, Mr. Rinberg loaned us $100,000 (the "Rinberg Loan"). The Rinberg Loan bore interest at 10% annually and was due on February 28, 2005, subject to prepayment in certain circumstances. In connection with the Rinberg Loan, we granted Mr. Rinberg a warrant (valued at $3,497) to purchase 10,000 shares of Common Stock at $3.00 per share, which Mr. Rinberg exercised for $30,000 in December 2005. On September 30, 2004, Mr. Rinberg forgave the Rinberg Loan and the accrued interest thereon and, in consideration therefor and an additional cash amount of $4,167, was issued 27,500 shares of our Common Stock and E warrants to purchase 11,000 shares of Common Stock at $5.00 per share exercisable at any time through December 31, 2006. The exchange was made on the same terms and conditions as the sale at the time by us to unrelated third parties in a then open private placement of Common Stock and warrants. In connection with placing two other loans of $100,000 each in February 2004, Mr. Rinberg was paid a finder's fee in the amount of 2,500 restricted shares of Common Stock valued at $7,500. In February 2003, Mr. Rinberg participated in our Series A Convertible Preferred stock offering, purchasing 1,000 shares of preferred stock and associated warrants for $10,000. In September 2003, for $7,500, he exercised the warrants issued in connection with that February offering to purchase 5,000 shares of Common Stock. At the time the Rinberg Loan was made, Mr. Rinberg was an unrelated third party; and we made two other loans of the same size concurrently with unrelated third parties on the same terms. Mr. Rinberg assigned 1,000 of his E warrants to his mother-in-law who exercised them in December 2006 and 10,000 of his E warrants to an unrelated party.

  Effective November 1, 2005, Mr. Rinberg was elected our President. In connection with this appointment, the Board, on October 27, 2005, authorized our Chairman and the Chief Executive Officer to negotiate a two-year retention agreement commencing November 1, 2005 (the "Rinberg Agreement") subject to Audit Committee review and approval and ratification by the Board. The principal element of compensation was the award of 200,000 shares of Common Stock (the "Rinberg Shares"), subject to certain pro-rated vesting requirements over the two-year retention period and voting agreement requirements. The Audit Committee approved the Rinberg Agreement on May 22, 2006 and the Board ratified such approval, following which and under the terms of the agreement, the Rinberg Shares were issued to ESOP Trust Company for Mr. Rinberg's benefit. We valued the transaction at $500,000, or $2.50 per share, which valuation has been supported by a report dated April 28, 2006, prepared by Hill, Schwartz, Spilker, Keller, LLC. The transaction is accounted for each month as payment for compensation at $20,833 per month for the twenty-four months commencing November 2005 through October 2007. We also paid the fees for certain tax advisory and related services to Mr. Rinberg in connection with his retention in the amount of $5,750.

  The $2.50 per share valuation was 50% of the $5.00 per share price at which we issued shares (the "SAPP Shares") in our Second Accredited Private Placement that was completed on October 24, 2005. This discount was deemed justified due to the substantially greater restrictions to which the Rinberg Shares are subject as compared to the SAPP Shares:

  1. Under relevant provisions of Israeli law, the Rinberg Shares were issued to, and will be held in the name of, a third party trustee for a period of between one and two years. During this period the shares may not be transferred, sold or used as collateral for loans without substantial adverse tax effects to Mr. Rinberg. The SAPP Shares, on the other hand, were issued to, and held in, the names of the direct purchasers. The SAPP Shares could also be immediately sold or otherwise transferred or used as loan collateral, provided only that such sale, transfer or hypothecation qualifies for an exemption under the U.S. securities laws.

  2. The Rinberg Shares are subject to repurchase by us at $0.01 per share if Mr. Rinberg leaves his position with us, such repurchase rights being pro-rated over the 24-month period beginning November 1, 2005.

  3. All of the Rinberg Shares will be subject to a voting agreement granting an irrevocable proxy to Mr. John Brown through November 1, 2010, whereas none of the SAPP Shares have any voting restrictions.

  In February 2003, the Board of Directors voted to accept an offer by Ms. Irith Rappaport, a stockholder of the Company sharing a residence with Mr. Glen H. Perry, a director and, at the time, our Executive Vice President, to advance the sum of up to $100,000, subject to the payment of a commitment fee in the form of 1,000 shares of preferred stock and a warrant (to purchase 5,000 shares of Common Stock at $1.50 per share through December 31, 2004) valued at $10,000, to her or her designees. Monies advanced under this facility bore interest at the rate of 10% per annum and were originally due on February 28, 2004, which date was subsequently extended to December 31, 2004. On December 9, 2004, the due date was extended to June 30, 2005, in consideration for which Ms. Rappaport was granted the option to convert monies outstanding under the facility into our equity securities in increments of $5,000 (a "unit"), each unit being convertible into 1,250 shares of Common Stock and warrants to purchase 500 shares of Common Stock at $5.00 per share at any day through December 31, 2006. The option was valued at $10,450. On June 30, 2005, the note was extended to December 31, 2005. The extension of the conversion option was valued at $21,488. As of December 1, 2005, the note was further extended to the earlier of (a) July 31, 2006 provided that, if by July 31, 2006, we had not closed a public offering in an aggregate minimum amount which provided us proceeds from the offering of at least $2,500,000, such date could be further extended by mutual agreement of the parties or (b) at such time or times as in the opinion of the our directors, funds available to us so permit. The extension of the conversion option was valued at $22,481. On July 31, 2006, the note was further extended to a date 15 days following the initial closing of this offering; in connection with this extension, the interest rate on the facility was increased to 12% per annum and Ms. Rappaport's option to convert monies outstanding under the facility to equity securities was mutually cancelled. On July 31, 2006, there was $75,000 principal balance outstanding under the facility. The Rappaport loan was repaid in full on January 17, 2007. The Rappaport loan was negotiated on an arm's length basis.

  Philip Mandelker and William H. Avery are paid (and/or payments accrued) as consultants for providing services to us. The amounts paid to Mr. Mandelker and Mr. Avery are set forth in the "Summary Compensation Table" in this Proxy Statement. Mr. Patir was retained as a consultant commencing July 1, 2005 at the rate of $7,500 per month for July through September 2005, and for October through December 2005, at the rate of $10,000 per month. Portions of the amounts above are also separately reflected in the notes to the financial statements because they were allocated to financing costs or professional fees that require special accounting treatment.

  As noted under the "Summary Compensation Table" of this Proxy Statement, for such period as Philip Mandelker renders service as a consultant, we pay a monthly fee of $2,500 to Adam Law Offices, the law firm of which Mr. Mandelker is Of Counsel, for office and secretarial services. Mr. Mandelker has no economic interest in Adam Law Offices nor any interest in the fee paid by us to Adam Law Offices.

  We have extended no loans to and provided no loan guarantees in connection with extension of credit to our officers, directors, employees or promoters.

  EXECUTIVE COMPENSATION

  Executive Officer Compensation

  The following table provides the compensation of our corporate officers, direct or indirect, for services rendered in all capacities for the fiscal year ended December 31, 2006.

  SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John. M. Brown	2006	120,000(1)	0	0	0	0	0	24,000(2)	144,000
Chairman

Eugene A. Soltero	2006	250,000(3)	0	0	0	0	0	24,000(4)	274,000
CEO

Richard J. Rinberg	2006	250,000(5)	0	0	0	0	0	5,750(6)	255,750
Chief Executive Officer

Glen H. Perry	2006	200,000(7)	0	0	0	0	0	24,000(8)	224,000
President and Chief Operating Officer

David Patir	2006	175,000(9)	0	0	0	0	0	24,000(10)	199,000
Senior VP & CFO

Philip Mandelker	2006	150,000(11)	0	0	0	0	0	11,800(12)	161,800
Secretary & General Counsel

William H. Avery	2006	60,000(13)	0	0	0	0	0	6,000(14)	66,000
Vice President & Treasurer

  (1) Converted into Common Stock upon exercise of warrants and pursuant to subscriptions in our public offering.

  (2) Reimbursement of insurance premiums per terms of Mr. Brown's employment agreement. See "John M. Brown" at p. 19 below.

  (3) Of this amount $115,000 was paid in 2006 and $135,000 was deferred. See "Deferral of Compensation" at p. 23 below. The deferred amount was paid in March 2007 in connection with Mr. Soltero's Resignation and Settlement Agreement. See "Eugene A. Soltero" at p. 19 below.

  (4) In lieu of benefits under terms of employment agreement. See p. 19 below. Deferred in 2006 and paid in March 2007 in connection with Mr. Soltero's Resignation and Settlement Agreement.

  (5) Paid in form of 100,000 shares of Common Stock valued at $2.50 per share in accordance with the terms of Mr. Rinberg's Retention and Management Services Agreement. See "Richard J. Rinberg" at p. 19 below.

  (6) Payment of certain tax advisory and related services per Mr. Rinberg's Retention and Management Services Agreement.

  (7) Of this amount $105,000 was paid in 2006, and $95,000 deferred. See "Deferral in Compensation" at p. 23 below.

  (8) In lieu of benefits under terms of employment agreement. See "Glen H. Perry" at p.20 below. Deferred in full.

  (9) Of this amount $116,875 was paid in 2006 and $58,125 deferred. See "Deferral of Compensation" at p. 23 below.

  (10) In lieu of benefits under terms of employment agreement. See "David Patir" at p. 20 below.

  (11) Of this amount $105,000 was paid ($25,000 in 2006 and $80,000 in January 2007) in New Israeli Shekels at the representative rate published for the U.S. Dollar by the Bank of Israel on the respective dates of payment. The remaining $45,000 has been deferred. See "Deferral of Compensation" at p. 23 below.

  (12) Includes $10,000 paid in January 2006 on account of previously deferred compensation and $1,600 as a car maintenance allowance. Does not include $30,000 paid by us to Adam Law Offices for office and secretarial services for Mr. Mandelker who since late 2004 has rendered substantially all of his services to us. See "Philip Mandelker" at p. 20 below.

  (13) Of this amount $31,500 was paid ($7,500 in 2006 and $24,000 in January 2007) and $28,500 deferred. See "Deferral of Compensation" at p. 23 below.

  (14) Value of office space in our offices in Dallas used by Mr. Avery. Mr Avery rendered services on a part-time basis to us. Prior to 2005, Mr. Avery sublet his office from us at a monthly rate of $500. See "William H. Avery" at p. 21 below.

  There were no options and warrants granted to our executive officers in fiscal 2006.

  John M. Brown. Mr. Brown is employed by us pursuant to a five-year personal employment agreement effective January 1, 2004, with an initial term terminating December 31, 2008. Under the terms of the agreement, Mr. Brown's salary is $120,000 per annum. In addition, Mr. Brown is to receive benefits in the form of reimbursement of insurance premiums of up to $2,000 per month, certain membership dues and certain expenses incurred in connection with the performance of his duties. The agreement also provides as follows: (i) term renewable annually following initial term to the age of 70; terminable on death, severe disability or for willful misconduct as determined by final judicial decision; (ii) upon a termination without cause, Mr. Brown will receive an amount equal to his annual salary for the remainder of the term plus six months; if such termination follows a change of control, Mr. Brown will receive an amount equal to annual salary for the remainder of the term plus 42 months; (iii) upon resignation by Mr. Brown on 90 days notice waivable by us, we shall redeem such period by payment of an amount equal to salary and benefits otherwise due during waived period; and (iv) grant of a 10% interest in our key employee long term incentive plan on its establishment (see "Long-Term Incentive Plan" at p. 24 below) (provisions (i) - (iv), "Additional Material Terms"). In the context of revisiting employment and compensation arrangements with senior management, we will be re-negotiating and revising the terms of Mr. Brown's agreement in certain respects in the coming months. To date Mr. Brown has converted all amounts due him as salary under his employment agreement to Common Stock on the terms of then open or just concluded private placements or public offerings.

  Eugene S. Soltero. Until his resignation on March 28, 2007, Mr. Soltero was employed pursuant to a five-year personal employment agreement effective January 1, 2004 with an initial term terminating on December 31, 2008. Under the terms of the agreement, as amended in October 2004 upon his appointment as our Chief Executive Officer, Mr. Soltero's salary was $250,000 per annum. In addition, Mr. Soltero was entitled to benefits of similar type and extent as Mr. Brown. Mr. Soltero's agreement provided for Additional Material Terms as described above in connection with Mr. Brown's agreement. As of December 31, 2006, $325,910 of compensation due Mr. Soltero under his employment agreement had been deferred. On March 28, 2007, Eugene A. Soltero submitted his resignation as a Director and our Chief Executive Officer effective with the signing of a Resignation and Settlement Agreement between Mr. Soltero and us on March 28, 2007. Pursuant to the Resignation and Settlement Agreement, we paid Mr. Soltero $400,000, the approximate amount due Mr. Soltero upon his resignation pursuant to his employment agreement for the period of his employment by us, including salary and benefits which had been deferred by agreement between Mr. Soltero and us.

  Richard. J. Rinberg. In connection with his appointment as our President effective November 1, 2005, we entered into a Retention and Management Services Agreement with Mr. Rinberg for a two-year period, commencing November 1, 2005, with Mr. Rinberg's primary annual compensation being $250,000 payable in the form of 100,000 shares of restricted Common Stock (the "Rinberg Shares"), valued at $2.50 per share, per year. The Rinberg Shares were issued to a trust company on behalf of Mr. Rinberg in advance for the entire two-year term subject to their vesting monthly ratably over the two-year retention period. The Rinberg Agreement provides that: (i) in providing his services, Mr. Rinberg be an independent contractor to us and not an employee; (ii) Mr. Rinberg dedicate as much of his time to us as is necessary to fulfill his duties and as otherwise required by the Board; (iii) the retention may be terminated by severe disability, willful misconduct by Mr. Rinberg or on 90 days prior written notice by either party; (iv) Mr. Rinberg would be entitled to reimbursement of certain expenses incurred in connection with the performance of his duties; (v) Mr. Rinberg will be eligible for a grant of an interest in our Long-Term Incentive Plan, on establishment, as determined by the plan's management committee and subject to the approval of the Compensation Committee of the Board; and (vi) we would pay the fees for certain services in the nature of tax advisory and related services in connection with Mr. Rinberg's retention, which such fees amounted to $5,750. In connection with Mr. Rinberg's appointment as our Chief Executive Officer and the expansion of his responsibilities with that appointment and in the context of revisiting employment and compensation arrangements, we have commenced discussions with Mr. Rinberg concerning the revision of his Retention Agreement and compensation arrangements.

  Glen H. Perry. Mr. Perry is employed pursuant to a five-year personal employment agreement effective January 1, 2004 with an initial term terminating on December 31, 2008. Under the terms of the agreement, Mr. Perry's salary is $200,000 per annum. In addition, Mr. Perry is entitled to benefits of similar type and extent as Mr. Brown. Mr. Perry's agreement provides for Additional Material Terms as described above in connection with Mr. Brown's agreement. In the context of revisiting employment and compensation arrangements with senior management, we will be re-negotiating and revising the terms of Mr. Perry's agreement in certain respects in the coming months. As of Dec. 31, 2006, Mr. Perry has deferred $317,669 of compensation due him under his employment agreement.

  David Patir. Effective October 1, 2005, we entered into a three year and three month consulting and employment agreement with David Patir. For October, November and December, 2005, Mr. Patir provided consulting services part time at the rate of $10,000 per month. Effective January 1, 2006, he became a full-time employee at the annual salary of $175,000. The agreement provides that Mr. Patir be awarded under our 2005 Stock Option Plan a 5-year option terminating on December 31, 2010 to purchase 80,000 shares of Common Stock at $5.00 per share, vesting one third at the end of each year of full-time employment, specifically, one third on each of January 1, 2007, January 1, 2008 and January 1, 2009. None of the options may be exercised prior to July 1, 2007 (subject to deferral of up to six months by the Company). While the award agreement was executed on July 5, 2006, the options were authorized and priced by Board resolution on October 27, 2005, for services which commenced in 2005, and valued in December 2005 at $193,000. The agreement also provides that, upon the establishment of our Long-Term Incentive Plan, Mr. Patir will be eligible for a grant of an interest in the plan income attributable to wells drilled subsequent to the Ma'anit #1 as determined by the plan's management committee and subject to approval of Compensation Committee of the Board. In respect of other benefits and Additional Material Terms (except as relate to the Long Term Incentive Plan), Mr. Patir's agreement is substantially similar to that of Mr. Brown. In the context of revisiting employment and compensation arrangements with senior management, we will be re-negotiating and revising the terms of Mr. Patir's agreement in certain respects in the coming months. As of Dec. 31, 2006, Mr. Patir has deferred $82,125 of compensation due him under his employment agreement.

  Philip Mandelker. Mr. Mandelker currently renders services to us under a Retention Agreement pursuant to which Mr. Mandelker receives a monthly retainer of $12,500 ($150,000 per annum) payable in New Israeli Shekels, plus reimbursement of expenses, including a car maintenance allowance. The retention agreement also provides that we pay Adam Law Offices with which Mr. Mandelker is associated as Of Counsel a monthly fee of $2,000 (increased to $2,500 in October 2004 since which time Mr. Mandelker has been rendering services to us on an effectively full-time basis) for office and secretarial services. (Mr. Mandelker has no economic interest in Adam Law Offices or the services fee paid by us to Adam Law.) The Retention Agreement provides that on compliance with certain conditions, Mr. Mandelker was to be employed by us pursuant to the personal employment agreement attached to the Retention Agreement. Under the terms of that employment agreement the initial term of Mr. Mandelker's employment was specified to terminate on December 31, 2008, his salary was fixed at $200,000 per annum, and he was entitled to receive severance, retirement and disability insurance benefits in accordance with Israeli law and standard practice for management employees at a rate equal to 15-5/6% of his annual salary ("social benefits payments"), as well as payment equal to the social benefits payments for the period between January 1, 2004 and the effective date of the employment agreement. The employment agreement also specifies Additional Material Terms as described above in connection with Mr. Brown's agreement. In the context of revisting employment and compensation arrangements with senior management, we and Mr. Mandelker have commenced the process of re-negotiating the terms of Mr. Mandelker's personal employment agreement and the terms thereof will be revised in certain respects prior to his joining the Company. Mr. Mandelker has deferred $229,531 of compensation due him under his Retention Agreement through December 31, 2006. It is expected that Mr. Mandelker will join the Company as a full employee once the revised agreement is completed.

  William H. Avery. We have retained ;Mr. Avery's services on a part time basis since 2002 at a base retainer of $60,000 per year, subject to adjustment as may be agreed taking into consideration among other matters, the extent of the services rendered. Under our arrangements with Mr. Avery, he will be entitled to a grant of a 5% interest in the Long-Term Incentive Plan on its establishment. During 2005 and 2006, we made available to Mr. Avery without charge office space and services in our offices in Dallas; prior to 2005, Mr. Avery had sublet the space from us at a monthly rent of $500.  Considering the expansion of the services being rendered by Mr. Avery over the past several months and the contemplated expansion of his future role with us and in the context of revisiting existing employment and compensation arrangements with senior management, we have been negotiating with Mr. Avery a revision of his retainer arrangements. As of Dec. 31, 2006, Mr. Avery has deferred $69,499 of compensation due him under his retention agreement.

  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
John M. Brown	0	0	0	NA	NA	0	0	0	0
Eugene A. Soltero	0	0	0	NA	NA	0	0	0	0
Richard J. Rinberg	0	0	0	NA	NA	83,333(1) shares	583,331(2)	0	0
Glen H. Perry	0	0	0	NA	NA	0	0	0	0
Philip Mandelker	0	0	0	NA	NA	0	0	0	0
David Patir	0		80,000(3)(4)	$5	Dec. 31, 2010	0	0	0	0
William H. Avery	0	0	0	NA	NA	0	0	0	0

  (1) Vesting ratably at 8,333 shares per month between January and October 2007.

  (2) Based on a $7 per share price which was the per share price our Common Stock was sold to the public in our public offering, the initial closing of which was completed on December 29, 2006.

  (3) To vest 26,667 on January 1, 2007, 26,667 on January 1, 2008 and 26,666 on January 1, 2009.

  (4) Exercisable commencing July 1, 2007 (which date is deferrable by us for up to six months).

  DIRECTOR COMPENSATION

  The following table summarizes compensation paid to our non-management directors during the fiscal year ended December 31, 2006. Compensation to our directors who are members of management is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Barron	12,000(1)	0	0	0	0	35,000(2)	47,000
Yehezkel Druckman	12,000	0	0(3)	0	0	0	12,000
Forrest A. Garb	12,000	0	0(4)	0	0	0	12,000
Paul Oroian	12,000(1)	0	0(5)	0	0	0	12,000
Robert Render	12,000(1)	0	0	0	0	20,0006)	32,000
Kent S. Siegel	12,000(1)	0	0(7)	0	0	0	12,000

  (1) Represents cash fees earned and accrued that were utilized to exercise outstanding warrants or subscribe for shares of Common Stock in the initial public offering.

  (2) Represents value of a gift of 5,000 shares of Common Stock given by John M. Brown to Dr. Barron and his wife.

  (3) Mr. Druckman holds a director's stock option under our 2005 Stock Option Plan (see p. 23 below) to purchase 25,000 shares of Common Stock at $5.00 per share through December 31, 2008. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing November 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. The options are not exercisable until July 1, 2007 (deferrable by us up to six months). The rights underlying the options vested on November 1, 2005.

  (4) Mr. Garb holds director's stock options under our 2005 Stock Option Plan (see p. 23 below) to purchase 25,000 shares of Common Stock at $5.00 per share through December 31, 2008. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing November 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. The options are not exercisable until July 1, 2007 (deferrable by us by up to six months). The rights underlying the options vested on November 1, 2005.

  (5) Mr. Oroian holds a warrant, granted on October 27, 2005, exercisable commencing July 1, 2007 (deferrable by us by up to six months) to purchase 25,000 shares of Common Stock through December 31, 2008 at $5.00 per share. The warrant vested on the grant date.

  (6) Represents consulting fees at $2,500 per month during the period January 2006 - August 2006 pursuant to a consulting agreement between Mr. Render and us. See "Certain Relationships and Related Transactions" at p. 14 above.

  (7) Mr. Siegel holds a warrant, granted on October 27, 2005, exercisable commencing July 1, 2007 (deferrable by us by up to six months) to purchase 25,000 shares of Common Stock through December 31, 2008 at $5.00 per share. The warrant vested on the grant date.

  Each director who is not a member of management receive a monthly fee of $1,000. To date additional compensation in the form of warrants or options to purchase shares of Common Stock have been awarded to non-management directors upon their appointment to the Board and at other appropriate times. Except as noted in the footnotes immediately above, all warrants and options granted to directors have been exercised or expired prior to January 1, 2006.

  Stock Option Plan

  At our annual meeting of stockholders in 2005, our stockholders approved the adoption of a 2005 Stock Option Plan (the "Plan"), pursuant to which 1,000,000 shares of Common Stock, being 5% of our authorized share capital, would be reserved for issuance to officers, directors, employees and consultants. The Plan is administered by the Board of Directors or one or more committees appointed by the Board (the "Administrator"). The Compensation Committee of the Board has been appointed as Administrator of the Plan with respect to all employees and consultants except executive officers, for which the Administrator is the Board. The Plan contemplates the issuance of stock options to residents of the United States of America, the State of Israel and other jurisdictions as determined by the Administrator. Awards of stock options under the Plan are made pursuant to an agreement between us and each grantee. The agreement will, among other provisions, specify the number of shares subject to the option, intended tax qualifications, the exercise price, any vesting provisions and the term of the stock option grant, all of which shall be determined on our behalf by the Administrator. The Plan will remain in effect for a term of ten years unless terminated or extended according to its provisions.

  We have granted awards under the Plan for options to purchase a total of 170,000 shares of Common Stock as follows: (i) 25,000 shares to each of Messrs. Druckman and Garb upon their appointment to the Board; (ii) 80,000 shares to David Patir under the terms of his employment agreement; and (iii) 40,000 shares to Stephen Pierce, our exploration manager, under the terms of his employment. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing in 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. Other than as set forth above, we have at this time no commitments relating to the grant of any awards under the Plan.

  Long-Term Incentive Plan

  At our 2002 annual meeting of stockholders, the stockholders approved the establishment of a long-term key employee incentive plan ("Long-Term Incentive Plan" or "Incentive Plan"), which may be structured as an employees' royalty pool, to be funded by the equivalent of a 1.5% overriding royalty interest (after pay out of investment on a well by well basis) in the wells we drill. According to Board resolutions and as provided in their employment agreements, Mr. Brown, Mr. Perry and Mr. Mandelker will be awarded each a 10% interest in the Incentive Plan, if, as and when the Incentive Plan may be established. Mr. Avery, Mr. Roih and Dr. Kashai will each be awarded a 5% interest in the Incentive Plan. The remaining 55% of the pool has not been allocated and is reserved for future allocation by the Board of Directors or the Incentive Plan's management committee, subject to the approval of the Compensation Committee of the Board, as new key employees are hired. Pursuant to Mr. Rinberg's retention agreement and Mr. Patir's employment agreement each of Messrs. Rinberg and Patir are eligible for grant of an interest in the Incentive Plan as may be determined by the Incentive Plan's management committee, subject to approval of the Compensation Committee.

  Deferral of Compensation

  In order to assist us in meeting our short term cash flow requirements, Mr. Brown and all our executive officers (except Mr. Rinberg who currently receives no cash compensation for his services), and certain of our senior key employees (Dr. Kashai, Mr. Roih and Mr. Pierce), have all agreed to defer amounts due them on account of salary and fees for all periods prior to January 1, 2007, as well as a portion of their post-January 1, 2007 compensation, to at least July 1, 2008, subject to partial earlier payment to such extent and on such terms as determined by our Chairman (Mr. Brown) and Chief Executive Officer (Mr. Rinberg), until Messrs. Brown and Rinberg determine that sufficient funds are available to make payment on the account of such deferred compensation without adversely affecting our ability to carry out our business plan. As of December 31, 2006, the aggregate amount being deferred is $1,053,502.

  SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  The Audit Committee has selected KPMG Somekh Chaikin as independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 31, 2007. Although stockholder ratification of the Board's action in this respect is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2007.

  It is expected that a representative of KPMG Somekh Chaikin will be present at the meeting by telephone conference link from Israel, will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions from stockholders.

  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

  During October 2005, our Audit Committee appointed and our Board ratified KPMG Somekh Chaikin as our independent registered accounting firm and did not reappoint Lane Gorman Trubitt, L.L.P. ("Lane Gorman"). KPMG Somekh Chaikin is the Israeli member firm of KPMG International, one of the "big four" international accounting firms. KPMG Somekh Chaikin will be responsible for all aspects of our corporate audits (both in the US and in Israel). Our Israeli branch records, reflecting the majority of our assets and operations which relate to our exploration activities, are located in our offices in Israel; and our corporate books and records are situated in our Dallas office. The opinions of Lane Gorman on the audited financial statements for the period April 6, 2000 (inception) through December 31, 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Since our incorporation, there have been no disagreements with either Lane Gorman or KPMG Somekh Chaikin, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

  Principal Accountant Fees and Services

  Audit Fees. The aggregate fees billed or to be billed by KPMG Somekh Chaikin for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-QSB and services that were provided in connection with statutory and regulatory filings or engagements were $85,000 for the fiscal year ended December 31, 2006 and $32,000 for the fiscal year ended December 31, 2005.

  Audit-Related Fees. The aggregate fees billed by KPMG Somekh Chaikin for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements were $149,386 for the fiscal year ended December 31, 2006 and $ 0 for the fiscal year ended December 31, 2005. The nature of the services performed for these fees was a review of our registration statement and related services in connection with our offering of Common Stock subject of the registration statement declared effective by the SEC on September 26, 2006.

  Tax Fees.  The aggregate fees billed by KPMG Somekh Chaikin in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $7,000 for the fiscal year ended December 31, 2006 and $2,750 for the fiscal year ended December 31, 2005. The nature of the services performed for these fees was filing of tax returns for our Israeli branch and obtaining certain tax rulings.

  All Other Fees. The aggregate fees billed by KPMG Somekh Chaikin in each of the last two fiscal years for products and services other than those reported in the three prior categories were $2,000 for the fiscal year ended December 31, 2006 and $2,000 for the fiscal year ended December 31, 2005. The nature of the services performed for these fees was advisory services in connection with the establishment of our 2005 Stock Option Plan.

  Policy on Pre-Approval of Services Provided by KPMG Somekh Chaikin

  Our Audit Committee considers and pre-approves any audit and non-audit engagement or relationship between the Company and any independent accountant. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve all audit or non-audit services to be provided by an independent accountant if presented to the full Audit Committee at its next meeting. In accordance with these procedures, the engagement of KPMG Somekh Chaikin to conduct the audit of our 2007 financial statements, was pre-approved by the Chairman of our Audit Committee and approved by the Audit Committee.

  The Board of Directors recommends a vote FOR ratification of the appointment of KPMG Somekh Chaikin as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2007. Proxies received in response to this solicitation will be voted FOR the appointment of the independent registered public accounting firm unless otherwise specified in the proxy.

  ADDITIONAL INFORMATION

  At the 2002 Meeting, the Stockholders authorized the Board of Directors to (a) establish two charitable trusts, one to be established in Israel and dedicated to supporting social, educational, and rehabilitative projects for the restoration and advancement of the Jewish people in Israel, and the other to be established in the United States and internationally, in such legal form and upon the terms and conditions approved by the Board, (b) assign to each of the trusts certain interests in various leases and permits owned by the Company, and (c) establish a key employee incentive fund into which certain interests would be assigned. Neither the charitable trusts nor the key employee incentive fund has yet been established. The Board of Directors shall retain its discretion to establish the charitable trusts and key employee incentive fund when appropriate and in the Company's best interest and will keep the stockholders informed on these matters. The Board of Directors will seek approval from the stockholders where necessary.

  MISCELLANEOUS

  Any proposal by an eligible stockholder for inclusion in the Company's proxy statement and form of proxy for the Company's 2008 annual meeting of stockholders must be received by the Company no later than January 9, 2008. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2008 annual meeting of stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company on or prior to March 24, 2008. Stockholder proposals should be directed to the Secretary of the Company at the address set forth below.

  The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

  We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

  COPIES OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO SANDY GREEN, ASSISTANT SECRETARY, ZION OIL & GAS, INC, 6510 ABRAMS ROAD, SUITE 300, DALLAS, TEXAS 75321. Copies of our Annual Report on Form 10-KSB are being mailed to stockholders simultaneously with this Proxy Statement.

  The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

  By order of the Board of Directors,

  /s/ Philip Mandelker

  PHILIP MANDELKER
  Secretary

  6510 Abrams Road, Suite 300
  Dallas, Texas 75321
  April 30, 2007

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
ZION OIL & GAS, INC.

ANNUAL MEETING OF THE STOCKHOLDERS OF ZION OIL & GAS, INC. JUNE 19, 2007

The undersigned hereby appoints John M. Brown and Sandra Green, and each of them, jointly and severally, the agents and proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of the Stockholders of Zion Oil & Gas, Inc. (the "Company") to be held in the Hotel Palomar Dallas located at 5300 East Mockingbird Land, Dallas, Texas, on Tuesday, June 19, 2007, commencing at 2:00 p.m., local time, and any adjournment thereof (the "Meeting"), and to vote all of the stock of the Company, standing in the name of the undersigned on its books as of the close of business on April 27, 2007, and which the undersigned would be entitled to vote, if present, with the same force and effect as if voted by the undersigned and especially to vote said stock with respect to the following matters:

	For	With-hold	For All Except
1. ELECTION OF FOUR CLASS II DIRECTORS.	☐	☐	☐

<u>Class II Director Nominees</u>
Philip Mandelker
Glen H. Perry
Richard J. Rinberg
Kent S. Siegel

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

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	For	Against	Abstain
2. Proposal to ratify and approve the selection of Somekh Chaikin, Certified Public Accountants (ISR.), a member of KPMG International as the Company's independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

3. Such other matters, related to the foregoing or otherwise, as properly may come before the Meeting or any adjournment thereof. The Board of Directors has advised that at present it knows of no other business to be presented by or on behalf of the Company or its management at the Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 30, 2007.

Please be sure to sign and date this Proxy in the box below.

Date

Stockholder sign above —— Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

ZION OIL & GAS, INC.

Sign exactly as your name appears on your stock certificate. Where shares are held in the name of two or more persons, all should sign individually. A corporation should sign by authorized officer and affix corporate seal.)

This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted FOR the election of the named director nominees and, FOR the ratification and approval of the appointment of Somekh Chaikin, Certified Public Accountant (ISR.), a member of KPMG International as the Company's independent registered public accounting firm. In their discretion, the appointed proxies and agents are authorized to vote upon such other business as may properly be presented at the Meeting, including a continuation of the meeting caused by any adjournment or postponement of the meeting. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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